Exhibit 3.1.1










                        State of Delaware

                Office of the Secretary of State
                --------------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF

DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT

COPY OF THE RESTATED CERTIFICATE OF "MT INVESTORS INC.", FILED IN

THIS OFFICE ON THE ELEVENTH DAY OF OCTOBER, A.D. 1996, AT 12:30

O'CLOCK P.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO

THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.













          (Corporate Seal of      /s/ Edward J. Freel
        the Secretary's Office   -----------------------------------
              of the State       Edward J. Freel, Secretary of State
              of Delaware)
                                 AUTHENTICATION:  8146625

2281086  8100                              DATE: 10-15-96

960297810




             RESTATED CERTIFICATE OF INCORPORATION

                               OF

                        MT INVESTORS INC.


        (PURSUANT TO SECTIONS 242 AND 245 OF THE GENERAL
            CORPORATION LAW OF THE STATE OF DELAWARE)

          The undersigned Vice President and Secretary of MT

Investors Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certify as follows:

          1.   The Corporation's present name is MT Investors

Inc.  It was originally incorporated under the name of Delta Four

Holdings Inc.  The date of filing of its original Certificate of

Incorporation with the Secretary of State was December 6, 1991.

          2.   The Restated Certificate of Incorporation further

amends the Certificate of Incorporation of the Corporation, as

heretofore amended and now in effect, to increase its authorized capital stock, to create new classes of stock, to set forth the relative rights, privileges and preferences and the limitations of the various classes of stock, to reclassify the outstanding

10,000 shares of its Common Stock into 950 shares of Class B

Common Stock and 341,908 shares of Class C Common Stock, and restates and integrates into a single instrument all of the

provisions thereof as so amended.  The Restated Certificate of

Incorporation was proposed by the Board of Directors and adopted by the stockholders of the Corporation in the manner and by the vote prescribed by Section 242 of the General Corporation Law of the State of Delaware, the written consent of the stockholders having been given in accordance with Section 228 of such Law and written notice having been given as provided in such Section 228,

and is as follows:

               FIRST:    The name of the Corporation is MT
     Investors Inc.

               SECOND:   The address of the Corporation's
     registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent as such address is The Corporation Trust Company.

               THIRD:    The purpose of the Corporation is
     to engage in any lawful act or activity for which corporations may be organized under the General
     Corporation Law of Delaware.

               FOURTH:   The total number of shares of all
     classes of stock which the Corporation shall have authority to issue is Two Million Five Hundred Seventy-Five Thousand Nine Hundred Seventy-Five (2,575,975) shares, par value $.0l per share, of which Two Million Two Hundred Thirty-Three Thousand One Hundred Seventeen (2,233,117) shares shall be designated as Class A Common Stock, Nine Hundred Fifty (950) shares shall be designated as Class B Common Stock and Three Hundred Forty-One Thousand Nine Hundred Eight (341,908) shares shall be designated as Class C Common Stock.

               A statement of the powers, preferences, and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock is as follows:

          1.   Dividends and Distributions:
               ---------------------------

               1.01 The holders of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock shall be entitled to receive dividends and distributions, including distributions in connection with the liquidation, dissolution or winding up of the affairs of the Corporation, when and as declared or made by the Board of Directors of the Corporation, out of funds of the Corporation legally available therefor, payable on such dividend or distribution payment dates to stockholders of record on such record dates, not exceeding 60 days preceding the dividend or distribution payment dates, as shall be fixed for the purpose by the Board of Directors of the Corporation, upon the following terms:

               1.01(a). Dividends or distributions in
     connection with the liquidation, dissolution or winding up of the affairs of the Corporation, or not paid out of the current and accumulated earnings and profits (which as used herein shall mean earnings and profits as referred to in the Internal Revenue Code of 1986, as amended, (the "Code")) of the Corporation, shall be paid in accordance with Sections 1.01(a)(i), 1.01(a)(ii), 1.01(a)(iii) and 1.01(a)(iv). A dividend or distribution shall be deemed as "not paid out of the current and accumulated earnings and profits of the Corporation" to the extent the amount of such dividend or distribution exceeds the amount of current and accumulated earnings and profits which the Corporation would have at the end of the fiscal year in which such dividend or distribution is declared (not taking into account such dividend or distribution) as estimated in good faith by the Board of Directors at the time of declaration.

               1.01(a)(i). First, exclusively to the holders of the shares of Class A Common Stock, ratably to each such holder in the proportion that the number of shares of Class A Common Stock held by such holder bears to the total outstanding shares of Class A Common Stock, until the sum of all dividends and distributions under this Section 1.01(a)(i) to each holder of Class A Common Stock in cash or in kind (valued in the manner set forth in Section 1.01(c) below) equals One Hundred Dollars ($100) for each share of Class A Common Stock held by such holder.

               1.01(a)(ii). After each holder of shares of Class A Common Stock shall have received dividends and distributions under Section 1.01(a)(i) totaling One Hundred Dollars ($100), then exclusively to the holders of the shares of Class B Common Stock and Class C Common Stock ratably to each such holder in the proportion that the number of shares of Class B Common Stock and Class C Common Stock held by such holder bears to the sum of the total outstanding shares of Class B Common Stock and Class C Common Stock until the sum of all dividends and distributions under this
     Section 1.01(a)(ii) to each holder of Class B Common Stock and/or Class C Common Stock in cash or in kind (valued in the manner set forth in Section 1.01(c) below) equals One Hundred Dollars ($100) for each share of Class B Common Stock and/or Class C Common Stock held by such holder.

               1.01(a)(iii). After each holder of shares of Class B Common Stock and Class C Common Stock shall have received dividends and distributions under Section 1.01(a)(ii) totaling One Hundred Dollars ($100) for each share of Class B Common Stock and/or Class C Common Stock held by such holder, then to all of the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, ratably to each such holder in the proportion that the number of shares of Class A Common Stock, Class B Common Stock and/or Class C Common Stock held by such holder bears to the total number of outstanding shares of all such classes of stock of the Corporation.

               1.01(b). Dividends or distributions not
     covered by Section 1.01(a) shall be paid ratably to all of the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock in the proportion that the number of shares of Class A Common Stock, Class B Common Stock and/or Class C Common Stock held by such holder bears to the total number of outstanding shares of all such classes of stock of the Corporation.

               1.01(c). Dividends or distributions of any property of the Corporation shall be made as follows:

               1.01(c)(i).  The value of such property
     shall be determined in the manner set forth in Section
     1.01(c)(ii) on the last business day prior to the date of declaration of such distribution; and such property shall be deemed to have been sold with the resulting net proceeds being equal to such value and shall be distributed to the holders of shares of stock of the Corporation in accordance with Sections 1.01(a) and 1.01(b).

               1.01(c)(ii). For the purpose of determining the value of any property of the Corporation, freely marketable securities which are listed on a national securities exchange shall be valued at the average of their last sales prices on each of the last 20 trading days ending on and including the date of determination. If no sales occurred on any such trading day, such sales price shall be deemed to be the mean between the "bid" and "ask" prices on such day. Freely marketable securities which are not so listed shall be valued at the average of their last closing "bid" and "ask" prices on each of the last 20 trading days ending on and including the date of determination on the basis of quotations furnished by the National Association of Securities Dealers Incorporated, if available. Any security which is held under the representation that it has been acquired for investment and not with a view to public sale or distribution or which is held subject to any other restriction affecting marketability shall be valued at such discount from the value determined under the applicable provisions above as the Board of Directors of the Corporation deems necessary to reflect properly the restricted marketability of such securities. Notwithstanding the foregoing, securities which are not freely marketable securities and all other property may be assigned such value as the Board of Directors of the Corporation determines to be the fair value. All matters concerning the valuation of the property of the Corporation, the determination of earnings and profits and accounting procedures not specifically and expressly provided for by the terms of this Certificate of Incorporation shall be determined by the Board of Directors of the Corporation, whose determination shall, when made in good faith and with due care to the performance of its duties, be final and conclusive as to all of the holders of outstanding shares of the Corporation.

          2.   Voting Rights:
               -------------

               2.01.     Except as expressly required by
     statute, the entire voting power and all voting rights shall be vested exclusively in the Class B Common
     Stock.  Each holder of shares of the Class B Common
     Stock shall be entitled to one (1) vote for each share of the Class B Common Stock standing in such holder's name on the books of the Corporation.

               2.02.     As permitted by Section 242(b)(2)
     of the Delaware General Corporation Law, the number of authorized shares of any class of the Corporation's Common Stock may be increased at any time and from time to time by the affirmative vote of the holders of a majority of the shares of Class B Common Stock.

               FIFTH:    Elections of directors need not be
     by ballot unless the By-Laws of the Corporation so provide.

               SIXTH:    The Board of Directors of the
     Corporation may make By-Laws and from time to time may alter, amend or repeal By-Laws.

               SEVENTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

          3.   On the date this Restated Certificate of

Incorporation becomes effective, the presently outstanding 10,000 shares of Common Stock, par value $1.00 per share, of the

Corporation shall, without any action on the part of the

respective holders thereof, be reclassified and changed into 950 shares of the Class B Common Stock, par value $.01 per share, and

341,908 shares of the Class C Common Stock, par value $.01 per share, of the Corporation.

          IN WITNESS WHEREOF, the undersigned have signed this

instrument the 11th day of October, 1996.

                                   /s/ Thomas P. Salice
                                   ------------------------
                                   Thomas P. Salice
                                   Vice President


                          Attest:  /s/ Christine J. Smith
                                   ------------------------
                                   Christine J. Smith
                                   Secretary